Exhibit 99.1

News Release

CONTACT:	Sameer Gokhale (Investors)	FOR IMMEDIATE RELEASE
	(513) 534-2219	September 2, 2016
Larry Magnesen (Media)
(513) 534-8055

Fifth Third Bancorp Announces Redemption of Senior Bank

Notes due November 18, 2016

Cincinnati – Fifth Third Bancorp (NASDAQ: FITB) today announced that Fifth Third Bank has submitted a redemption notice to the issuing and paying agent for redemption of all of the outstanding 1.15% fixed rate senior notes due November 18, 2016 (CUSIP 31677QAY5) issued in the principal amount of $1 billion and all of the outstanding floating rate senior notes due November 18, 2016 (CUSIP 31677QAZ2) issued in the principal amount of $750 million by Fifth Third Bank. The notes will be redeemed on October 19, 2016, pursuant to their terms and conditions for an amount equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $144 billion in assets and operates 1,191 full-service Banking Centers, including 94 Bank Mart® locations, most open seven days a week, inside select grocery stores and 2,514 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth & Asset Management. Fifth Third also has an 18.3% interest in Vantiv Holding, LLC. Fifth Third is among the largest money managers in the Midwest and, as of June 30, 2016, had $305 billion in assets under care, of which it managed $26 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”

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